      As filed with the Securities and Exchange Commission on May ___, 2001

                           REGISTRATION STATEMENT NO.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                             MAIN STREET BANKS, INC.
             (Exact name of registrant as specified in its charter)

              Georgia                                     58-2104977
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                                676 Chastain Road
                             Kennesaw, Georgia 30144
              (Address and Zip Code of Principal Executive Offices)

        Main Street Banks, Inc. Assumption of Options Granted under the
                            Walton Bank & Trust Co.
                  1990 Key Employee Incentive Stock Option Plan
                            (Full title of the Plan)

                               Edward C. Milligan
                             Main Street Banks, Inc.
                                676 Chastain Road
                             Kennesaw, Georgia 30144
                                 (770) 422-2888
                     (Name and address and telephone number
                  (including area code) of agent for service)

                                 WITH COPIES TO:
                            T. Kennerly Carroll, Jr.
                               Miller & Martin LLP
                           1275 Peachtree Street, N.E.
                                    Suite 700
                             Atlanta, Georgia 30309
                                 (404) 962-6406


                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
                                        Proposed maximum      Proposed maximum
Title of securities    Amount to be    offering price per    aggregate offering        Amount of
 to be registered       registered            share                 price          Registration Fee
----------------------------------------------------------------------------------------------------
   Common Stock,          63,296             $3.50*               $221,619              $55.40
   no par value           shares
----------------------------------------------------------------------------------------------------

     *Represents average under incentive stock option plan of the following:
16,512 shares at an option price of $2.43 per share; 13,760 shares at $4.82 per share; 8,256 shares at $2.77 per share; 8,256 shares at $2.55 per share; 4,128 shares at $5.02 per share; 4,128 shares at $4.71 per share; 4,128 shares at $4.26 per share; and 4,128 shares at $3.27 per share.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference in this Registration
Statement:

     (a) The Registrant's Annual Report on Form 10-K for its fiscal year ending December 31, 2000, filed with the Securities and Exchange Commission (the "SEC") on April 3, 2001; and

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant document referred to in paragraph (a) above; and

     (c) Description of the Registrant's no par value Common Stock is contained at pages 26 through 32 of the Prospectus of Main Street Banks, Inc., formerly known as Westside Financial Corporation (the "Registrant") relating to 600,000 shares of its common stock issued in connection with the merger of Eastside Holding Corporation and the Registrant which is part of the Registration Statement under the Securities Act of 1933 on Form S-4 filed with the SEC on May 23, 1996 (File Number 333-3116).

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the "Code") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such individual conducted himself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under
Section 14-2-851 of the Code or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Code or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the Code, failed to comply with Section 14-2-853 of the Code or was adjudged liable according to Section 14-2-851 of the Code. However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the Code, the court may also order the corporation to pay the director's reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.

     Section 14-2-852 of the Code provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

     Section 14-2-857 of the Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the Code. Section 14-2-857 of the Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under
Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.

     Section 14-2-858 of the Code provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.

     Section 9.2(a) of the Registrant's Bylaws (the "Bylaws") provides that the corporation shall indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Pursuant to Section 9.2(d), the Corporation may not indemnify a director under Section 9.2 of the Bylaws; (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification under Section 9.2 is limited to reasonable expenses incurred in connection with the proceeding.

     Section 9.3 of the Bylaws provides that, to the extent a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

     According to Section 9.5 of the Bylaws, upon application by the director, a court may order indemnification or advances for expenses if it determines that:
(i) the director is entitled to mandatory indemnification pursuant to Section
9.3 of the Bylaws, in which case, the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; (ii) the director is fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct contained in Section 9.2(a) of the Bylaws or he was adjudged liable as described in Section 9.2(d); however, if he was adjudged so liable the indemnification shall be limited to reasonable expenses incurred unless otherwise stated by contract, resolution ratified or approved by the stockholders or the Articles of Incorporation (the "Articles"); or (iii) in the case of advances for expenses, the director is entitled to payment, according to the Articles, Bylaws or any resolution or contract, of reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

     Section 9.8 of the Bylaws provides that an officer of the corporation who is not a director is entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation except that there is no provision for court-ordered indemnification or advance of expenses for officers contained in the Bylaws. Employees or agents of the corporation who are not directors are entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation.

     Section 9.9 of the Bylaws provides that the corporation may purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status with the corporation whether or not the corporation would have the power to indemnify that person under the Bylaws.

     Article 10 of the Articles provides that a director shall not be personally liable for any breach of duty as a director, except for liability for: (i) any appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) distributions in violation of the Code; or (iv) any transaction for which the director derived an improper material tangible personal benefit.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

     The following exhibits are filed as part of the Registration Statement:


         Exhibit           Description
         -------           -----------



         4.1               Option Assumption Agreement between the Registrant and the Option Holders in the Walton Bank & Trust Co.
                           1990 Key Employee Incentive Stock Option Plan

         4.2               Walton Bank & Trust Co. 1990 Key Employee Incentive Stock Option Plan (contained in Exhibit 4.1)

         4.3               Form of Walton Bank & Trust Co. 1990 Key Employee Incentive Stock Option Agreement (contained in Exhibit
                           4.1)

         5                 Opinion and Consent of Miller & Martin LLP

         23.1              Consent of Miller & Martin LLP (contained in Exhibit 5)

         23.2              Consent of Ernst & Young LLP

         23.3              Consent of Mauldin & Jenkins, LLC

         23.4              Consent of Porter Keadle Moore, LLP

         24                Powers of Attorney (included on page 9)



ITEM 9.           UNDERTAKINGS

                  (a)      The undersigned Registrant undertakes:

                           1. To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this Registration Statement:

                                    (i) To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                    (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                           2. That, for the purpose of determining any liability
                  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

                           3. To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on this 9th day of May 2001.

                                      MAIN STREET BANKS, INC.


                                      BY:  /s/ Edward C. Milligan
                                           -------------------------------
                                           Edward C. Milligan
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints EDWARD C. MILLIGAN as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with either having full authority to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done regarding the aforesaid, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, has been signed below by the following persons in the capacities and on the dates indicated.



Signature                                   Title                                         Date
---------                                   -----                                         ----
/s/ Barbara J. Bond                                                                           May 9, 2001
----------------------------                Secretary and Principal                       -------------------
Barbara J. Bond                             Financial and Accounting Officer



----------------------------                Director                                      -------------------
Eugene L. Argo


                                                                    Page 8 of 99


----------------------------                Director                                      -------------------
Robert R. Fowler III

/s/ Samuel B. Hay, III                                                                        May 9, 2001
----------------------------                Director                                      -------------------
Samuel B. Hay III

/s/ P. Harris Hines                                                                           May 9, 2001
----------------------------                Director                                      -------------------
P. Harris Hines

----------------------------                Director                                      -------------------
Harry L. Hudson, Jr.

/s/ C. Candler Hunt                                                                           May 9, 2001
----------------------------                Director                                      -------------------
C. Candler Hunt

/s/ Edward C. Milligan                                                                        May 9, 2001
----------------------------                Director                                      -------------------
Edward C. Milligan

/s/ Frank B. Turner                                                                           May 9, 2001
----------------------------                Director                                      -------------------
Frank B. Turner



                                INDEX TO EXHIBITS

                                                                                                 Sequentially
Exhibit                                                                                          Numbered
Number            Description                                                                    Page
------            -----------                                                                    ----


4.1               Option Assumption Agreement between the Registrant and the Option Holders in the Walton Bank & Trust Co. 1990 Key Employee Incentive Stock Option
                  Plan

4.2               Walton Bank & Trust Co. 1990 Key Employee Incentive Stock Option Plan
                  (contained in Exhibit 4.1)

4.3               Form of Walton Bank & Trust Co. 1990 Key Employee Incentive Stock Option
                  Agreement (contained in Exhibit 4.1)

5                 Opinion and Consent of Miller & Martin LLP

23.1              Consent of Miller & Martin LLP (contained in Exhibit 5)

23.2              Consent of Ernst & Young LLP

24                Powers of Attorney (included on page 9)




                                                                   Page 10 of 99